Exhibit 99.1

PRESS RELEASE

Contacts:

Lisa Dollinger                                                                                     Nicole Traynor, Director of Public Relations
Clear Channel Communications                                                      The Ellman Companies
210.832.3348                                                                                        602.224.3117
lisadollinger@clearchannel.com                                                     ntraynor@ellmanco.com

FOR IMMEDIATE RELEASE

CLEAR CHANNEL OUTDOOR ANNOUNCES THE ACQUISITION OF ITS INTEREST IN CLEAR CHANNEL BRANDED CITIES BY ITS JOINT VENTURE PARTNER, THE ELLMAN COMPANIES

(Phoenix, October 15, 2010) – Clear Channel Outdoor and The Ellman Companies (“Ellman”) announced today that Ellman has acquired all of Clear Channel’s majority interest in Clear Channel Branded Cities, a landmark signage and activation venture, making Ellman the 100% owner of Branded Cities.  The company will retain the ‘Branded Cities’ name.  Branded Cities maintains unique outdoor signage in Phoenix, Denver and Las Vegas.

“This is a good deal for both parties,” says Ron Cooper, President and CEO of Clear Channel Outdoor. “Clear Channel will remain focused on strengthening its traditional outdoor business including expanding its digital networks and Branded Cities will focus on landmark signage integrating activation and sponsorship.  We are both bullish about the future of the outdoor advertising industry.”

“We have been partners with Clear Channel for twelve years,” said Steven Ellman, Chairman/CEO, of Ellman.  “We continue to be their partner in Clear Channel Canada, and we look forward to working with Clear Channel in other ventures.  Meanwhile we will continue to cultivate our current assets and expand our spectacular signage platform, providing iconic advertising in iconic locations.”

About Clear Channel Outdoor
Clear Channel Outdoor (NYSE:CCO) is the world’s largest outdoor advertising company with close to one million displays in 45 countries across 5 continents.  In the United States, the company operates over 200,000 advertising displays and has a presence in 48 of the top 50 Designated Market Areas. It also operates airport, rail, and mall advertising businesses worldwide. Its Spectacolor (U.S.) and DEFI (international) divisions are the global market leaders in spectacular sign displays, including in New York’s Times Square.  Clear Channel Adshel is the company's international street furniture division, which operates over 3,500 municipal advertising contracts worldwide. Clear Channel Outdoor also operates digital displays and networks in most of its divisions.  More information may be found by visiting www.clearchanneloutdoor.com

About Clear Channel Canada
Clear Channel Canada is Canada’s leading spectacular outdoor advertising company, with exclusive signage at Canada’s two largest airports, the largest collection of spectacular signage throughout Toronto, the largest mall advertising company in Canada, and over 1,100 transit advertising shelters. www.clearchanneloutdoor.ca

About The Ellman Companies
Ellman is a privately owned international real estate, investment and media company founded in 1972 by Steven Ellman.  Currently, Ellman is one of the largest owners of land in Metropolitan Phoenix and owns more than one million square feet of Class A office space.  In addition to Branded Cities, Ellman is the venture partner and co-founder of Clear Channel Canada.  www.ellmanco.com and www.brandedcities.com